Exhibit T3A-28.1

**GOVERNMENT OF**

**THE VIRGIN ISLANDS OF THE UNITED STATES**

**CHARLOTTE AMALIE, ST. THOMAS**

C-412-2005

**To All To Whom These Presents Shall Come:**

I, the undersigned, LIEUTENANT GOVERNOR, do hereby certify that

ANTILLES CROSSING - ST. CROIX, INC.

of the Virgin Islands filed in my office on June 13, 2005 as provided for by law, Articles of Incorporation, duly acknowledged;

WHEREFORE the persons named in the said Articles, and who have signed the same, and their successors, are hereby declared to be from the date aforesaid, a corporation by the name and for the purposes set forth in said Articles, with the right of succession as therein stated.



Witness my hand and the Seal of the Government of the Virgin Islands of the United States, at Charlotte Amalie, St. Thomas, this 24th day of June, A.D. 2005

VARGRAVE A. RICHARDS

Lieutenant Governor for the Virgin Islands